Exhibit (h)(10)

PIMCO Mauritius Fund I, Ltd.

Appointment of Agent for Service of Process

A.          PIMCO Mauritius Fund I, Ltd. (“Company”) is an open-ended investment company registered in Mauritius as a private limited company under the laws of Mauritius and has its principal office at Codan, 2nd Floor, Ebene Mews, 57, Ebene Cybercity, Mauritius.

B.          The Company designates and appoints PIMCO Equity Series (“Agent”) located at 840 Newport Center Drive, Newport Beach, California 92660 as the agent of the Company upon whom may be served any process, pleadings, subpoenas, or other papers in:

(1) any investigation or administrative proceeding conducted by the Securities and Exchange Commission (“SEC”); and

(2) any civil suit or action brought against the Company or to which the Company has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or relates to or concerns any offering made or purported to be made in connection with the securities of the Company, or any purchases or sales of any security in connection therewith. The Company stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon, such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

C.          The Company stipulates and agrees to appoint a successor agent for service of process and execute an amended “Appointment of Agent for Service of Process” if the Company discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Company at any time until six years have elapsed from the date of the last sale of the securities of the Company.

D.          The Company further undertakes to advise the SEC promptly of any change to the Agent’s name or address during the applicable period described in paragraph C.

E.          The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, all books and records with respect to the Company.

PIMCO Mauritius Fund I, Ltd. certifies that it has duly caused this power of attorney, consent, stipulation and agreement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Orange, State of California, United States of America, this November 22, 2011.

PIMCO Mauritius Fund I, Ltd.

By:	/s/ Neel T. Kashkari
By:	Neel T. Kashkari
Title:	Director
Date:	November 22, 2011

By:	/s/ Rafael A. Lopez
By:	Rafael A. Lopez
Title:	Director
Date:	November 23, 2011

By:	/s/ Michael Thompson
By:	Michael Thompson
Title:	Director
Date:	November 22, 2011

By:	/s/ Craig Fulton
By:	Craig Fulton
Title:	Director
Date:	November 22, 2011

By:	/s/ Sonia Xavier
By:	Sonia Xavier
Title:	Director
Date:	November 22, 2011

PIMCO Equity Series

By:	/s/ Henrik P. Larsen
By:	Henrik P. Larsen
Title:	Vice President
Date:	November 22, 2011